Exhibit 10.2

TREDEGAR CORPORATION

NOTICE OF NONSTATUTORY STOCK OPTION GRANT

You have been granted the following stock option by the Executive Compensation Committee of the Board of Directors of Tredegar Corporation (“Tredegar”):

Name of Participant:	«F1»

Date of Grant:	[___________], 2019

Number of Shares:	«Options» Shares of Common Stock

Option Price:	[$_____] per share[1]

Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:
Participant shall vest in all of the shares of Common Stock subject to this Option on _________ __, 2022[2] if Participant remains in the continuous employ of Tredegar or an Affiliate from the Date of Grant until such date.  The attached Nonstatutory Stock Option Terms and Conditions provide for accelerated vesting in certain circumstances.

Expiration Date:	[_________], 2024, unless terminated earlier in accordance with the attached Nonstatutory Stock Option Terms and Conditions.[3]

Transferability:
This Option is transferable by will or by the laws of descent and distribution. This Option is also transferable in accordance with the provisions of Section 6.05 of Tredegar’s 2018 Equity Incentive Plan (the Plan) as if this Option had been  granted under the Plan, but any such transferee may not subsequently transfer this Option except by will or by the laws of descent and distribution.

In addition to the foregoing terms, your stock option grant is subject to all of the terms and conditions contained in the attached Nonstatutory Stock Option Terms and Conditions which are incorporated in this Notice of Nonstatutory Stock Option Grant by this reference.

[1]	Option price will equal Date of Grant FMV per share multiplied by 1.0612.
[2]	Vesting Date will be the third anniversary of the Date of Grant.
[3]	Expiration Date will be the fifth anniversary of the Date of Grant.

Please acknowledge your acceptance of this stock option grant and the attached Nonstatutory Stock Option Terms and Conditions by signing and returning one copy of this Notice of Nonstatutory Stock Option Grant to Pat Thomas, Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225.

TREDEGAR CORPORATION

By:

Participant
Date:

TREDEGAR CORPORATION

NONSTATUTORY STOCK OPTION TERMS AND CONDITIONS

THESE NONSTATUTORY STOCK OPTION TERMS AND CONDITIONS (“Terms and Conditions”) effective as of the [____] day of [_____], 2019, govern the nonstatutory stock option grant made by Tredegar Corporation, a Virginia corporation (the “Company”), to the participant (the “Participant”) named in the Notice of Stock Option Grant to which these Terms and Conditions are attached (the “Grant Notice”). The Company granted the nonstatutory stock option as a material inducement to Participant to accept employment with the Company and not pursuant to the provisions of the Company’s 2018 Equity Incentive Plan (the “Plan”) (although terms used in the Grant Notice and these Terms and Conditions that are defined in the Plan have the same meaning given them in the Plan).  A copy of the Plan has been made available to Participant.

1.           Grant of Option.  Effective as of the Date of Grant specified in the Grant Notice (the “Date of Grant”), the Company granted to Participant, subject to these Terms and Conditions, the right and option to purchase from the Company all or part of the number of shares of Common Stock specified in the Grant Notice (the “Option”) at the option price specified in the Grant Notice (the “Option Price”).  The shares of Common Stock that vest on the vesting date set forth in the Grant Notice or in accordance with these Terms and Conditions are referred to as the “Vested Shares.” This Option is not an “incentive stock option” under Section 422 of the Code.  This Option may be exercised in accordance with these Terms and Conditions.  “Exercising” this Option means purchasing all or part of the Vested Shares at the Option Price.  Participant may not transfer this Option except as specified in the Grant Notice.

2.           Terms and Conditions.  This Option is subject to the following additional terms and conditions:

(a)          Expiration Date.  The Expiration Date of this Option shall be as specified in the Grant Notice.

(b)          Vesting.  Except as otherwise provided in these Terms and Conditions, all of the shares of Common Stock specified in the Grant Notice shall become Vested Shares on the date specified in the Grant Notice.  If not sooner vested, all of the  shares of Common Stock specified in the Grant Notice shall become Vested Shares on the date that Participant’s employment with the Company and its Affiliates ends if (i) such employment ends on account of Participant’s death, Disability or involuntary termination by the Company or an Affiliate for a reason other than Cause and (ii) Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of such termination.  If not sooner vested, all of the shares of Common Stock specified in the Grant Notice shall become Vested Shares on a Control Change Date if Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date.

(c)          Exercise of Option.  Except as otherwise provided in these Terms and Conditions, this Option shall be exercisable with respect to any Vested Shares during the period beginning on the first to occur of the third anniversary of the Date of Grant and a Control Change Date and ending on the Expiration Date.  A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining Vested Shares, subject to these Terms and Conditions.

(d)          Method of Exercising and Payment for Shares.  This Option must be exercised by written notice delivered to the attention of the Company’s Secretary at the Company’s principal office in Richmond, Virginia.  The exercise date shall be (i) in the case of notice by mail or nationally recognized courier, the date of postmark or (ii) in the case of notice by any other means, the date of receipt by the Company’s Secretary.  The notice must be accompanied by payment of the Option Price in full, in cash or cash equivalent acceptable to the Committee, or by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the exercise date), that together with any cash or cash equivalent paid to exercise the Option, is not less than the Option Price for the number of shares of Common Stock for which the Option is exercised.

3.           Termination Before Vesting.  This Option, if not vested in accordance with paragraph 2(b) on or before the date Participant’s employment with the Company and its Affiliates ends, shall automatically expire and be of no force or effect on the date Participant’s employment with the Company and its Affiliates ends.

4.           Termination Generally.  If Participant’s employment with the Company and its Affiliates ends after this Option has become vested under paragraph 2(b), then Participant may exercise this Option for all or part of the Vested Shares that remain subject to this Option until the Expiration Date; provided, however, that this Option may not be exercised after a termination of Participant’s employment with Cause. If the preceding sentence applies to Participant and Participant dies before the Expiration Date, Participant’s Beneficiary may exercise this Option with respect to any Vested Shares that remain subject to this Option until the Expiration Date.

5.          Cancellation or Substitution.  Notwithstanding any other provision of this Agreement, upon a Change in Control the Company, in its discretion, may (i) cancel this Option in exchange for a cash payment equal to the excess of the Fair Market Value on the Control Change Date over the Option Price multiplied by the number of shares of Common Stock for which this Option remains unexercised on the Control Change Date or (ii) provide that this Option shall be assumed by, or replaced with a substitute option granted by, the Company’s successor in the manner described in Section 424 of the Code.

6.           Recoupment Policy.  Participant acknowledges and agrees that the grant of this Option and the Participant’s rights under this Option are subject to the terms and provisions of the Company’s Executive Incentive-Based Compensation Recoupment Policy as in effect on the Date of Grant (the “Policy”).  Participant also agrees that, notwithstanding any other provision of this Agreement, the Company is entitled to recover from the Participant all or part of any benefits or compensation received in connection with this Option (net of any income or employment taxes paid by the Participant on account of the exercise of the Option or the sale of Common Stock acquired under the Option, after giving effect to any tax benefit available to the Participant on account of the recoupment), that are subject to recoupment under the Policy.  Participant acknowledges that a copy of the Policy has been made available to the Participant.

7.          Definitions.  The following definitions shall apply to these Terms and Conditions:

(a)          Beneficiary means Participant’s estate or the person or persons or entity or entities to whom Participant’s rights under this Option pass by will or the laws of descent and distribution.

(b)          Cause means (i) Participant’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) Participant’s breach of a restrictive covenant set forth in an agreement between Participant and the Company; (iii) Participant’s fiduciary duties to the Company or an Affiliate; (iv) Participant’s conviction of any crime (or entering a plea of guilty or nolo contendre to any crime) constituting a felony; (v) Participant’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits Participant from serving as an officer or director of a company that has publicly traded securities; or (vi) Participant’s breach or violation of any written [material] policy or code of conduct of the Company or an Affiliate that applies to Participant.  A termination of Participant shall not be for “Cause” unless the decision to terminate Participant is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of Participant if Participant is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to Participant and an opportunity for the Participant to be heard before the Board).  No act or failure to act by Participant will be deemed “willful” if it was done or omitted to be done by Participant in good faith or with a reasonable belief on the part of Participant that the action or omission was in the best interest of the Company or an Affiliate.  Any act or failure to act by Participant based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by Participant in good faith and in the best interest of the Company and its Affiliates.

(c)          Disability means Participant has a permanent and total disability as described in Section 22(e)(3) of the Code.

8.            Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

9.            No Right to Continued Employment.  This Option does not give Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

10.          Change in Capital Structure.  The terms of this Option shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in Article IX of the Plan.

11.          Governing Law.  These Terms and Conditions and the Grant Notice shall be governed by the laws of the Commonwealth of Virginia.

12.          Plan Provisions.  The following provisions of the Plan shall apply to this Option on the same basis as if this Option had been granted pursuant to the Plan:  Section 6.06 (“Employee Status”); Section 6.09 (“Shareholder Rights”); Article IX (“Adjustment Upon Change in Shares of Common Stock”); Article X (“Change in Control”); Article XI (“Compliance with Law”); Section 12.03 (“Withholding”) and Section 12.05 (“Rules of Construction”).  All references herein to the Plan shall mean the plan as in effect on the Date of the Grant.

13.          Binding Effect Amendment.  Subject to the limitations stated above, these Terms and Conditions and the Grant Notice shall be binding upon Participant and his or her successors in interest and the successors of the Company.  These Terms and Conditions may be amended by a written amendment executed by Participant and on behalf of the Company.

14.          Effectiveness.  These Terms and Conditions and the Grant Notice shall be of no force or effect and no option shall be granted unless Participant is an employee of the Company or an Affiliate on the Date of Grant.